Exhibit I

Joint Filing Agreement pursuant to Rule 13d-1(k)(1)(iii) under the Securities and Exchange Act of 1934, as amended.

Each of the undersigned hereby agrees to be included in the filing of the Amendment No. 1 to the Schedule 13D dated July 22, 2003 with respect to the issued and outstanding Common Stock of Lexicon Genetics Incorporated beneficially owned by each of the undersigned, respectively.

Dated: July 22, 2003

ESTATE OF GORDON A. CAIN

By:	/s/ MARY H. CAIN
Mary H. Cain Co-Executor

By:	/s/ JAMES D. WEAVER
James D. Weaver Co-Executor

/s/ MARY H. CAIN
Mary H. Cain

/s/ JAMES D. WEAVER
James D. Weaver

/s/ WILLIAM A. MCMINN
William A. McMinn